    Exhibit 99.1

OUTFRONT Media Reports Third Quarter 2022 Results

Revenues of $453.7 million

Operating income of $74.3 million

Net income attributable to OUTFRONT Media Inc. of $40.8 million

Adjusted OIBDA of $123.2 million

AFFO attributable to OUTFRONT Media Inc. of $86.5 million

Quarterly dividend of $0.30 per share, payable December 30, 2022

NEW YORK, November 3, 2022 – OUTFRONT Media Inc. (NYSE: OUT) today reported results for the quarter ended September 30, 2022.

“We’re pleased to report third quarter results came in as expected, with revenue growing almost 14%. Billboard revenues were up 12%, driven principally by higher yields, and transit’s revenue recovery continued,” said Jeremy Male, Chairman and Chief Executive Officer of OUTFRONT Media. “Despite the uncertainty in the macroeconomic outlook, we feel very positive for the future of our business and believe that out of home, and OUTFRONT, are well positioned for continued growth.”

	Three Months Ended September 30,		Nine Months Ended September 30,
$ in Millions, except per share amounts	2022	2021	2022	2021
Revenues	$453.7	$399.2	$1,277.4	$999.4
Organic revenues	449.3	398.2	1,270.6	997.8
Operating income	74.3	65.0	182.7	63.1
Adjusted OIBDA	123.2	108.1	318.7	189.2
Net income (loss) before allocation to non-controlling interests	41.1	33.2	89.6	(35.1)
Net income (loss)[2]	40.8	33.1	88.7	(35.5)
Net income (loss) per share[1,2,3]	$0.23	$0.18	$0.49	($0.39)
Funds From Operations (FFO)[2]	88.0	74.6	222.2	83.9
Adjusted FFO (AFFO)[2]	86.5	79.0	215.2	94.1
Shares outstanding[3]	164.6	146.4	160.7	145.3
Notes: See exhibits for reconciliations of non-GAAP financial measures; 1) “per share” means per common share for diluted earnings per weighted average share; 2) References to "Net income (loss)", "Net income (loss) per share", “FFO” and “AFFO” mean "Net income (loss) attributable to OUTFRONT Media Inc.", "Net income (loss) attributable to OUTFRONT Media Inc. per common share", “FFO attributable to OUTFRONT Media Inc.” and “AFFO attributable to OUTFRONT Media Inc.,” respectively; 3) Diluted weighted average shares outstanding.

Third Quarter 2022 Results

Consolidated
Reported revenues of $453.7 million increased $54.5 million, or 13.7%, for the third quarter of 2022 as compared to the same prior-year period. Organic revenues of $449.3 million increased $51.1 million, or 12.8%.

Reported billboard revenues of $355.0 million increased $37.6 million, or 11.8%, due primarily to higher average revenue per display (yield) compared to the same prior-year period, as we have experienced an increase in demand for our services, and due to the impact of acquisitions. Organic billboard revenues of $350.6 million increased $34.0 million, or 10.7%.

Reported transit and other revenues of $98.7 million increased $16.9 million, or 20.7%, due primarily to an increase in yield compared to the same prior-year period, as we have experienced an increase in demand for our services due to an increase in transit ridership, partially offset by the loss of a transit franchise contract. Organic transit and other revenues of $98.7 million increased $17.1 million, or 21.0%.

Total operating expenses of $232.6 million increased $32.8 million, or 16.4%, due primarily to costs associated with higher billboard and transit revenues and higher guaranteed minimum annual payments to the New York Metropolitan Transportation Authority (the “MTA”). Selling, General and Administrative expenses (“SG&A”) of $106.5 million increased $8.0 million, or 8.1%, due to higher compensation-related expenses, including commissions and salaries, driven by both business performance improvements during the period and the impact of COVID-19 on the third quarter of 2021, a higher provision for doubtful accounts, and increased post-COVID 19 pandemic travel resulting in higher travel and entertainment expenses, partially offset by the impact of market fluctuations on an equity-linked retirement plan offered by the Company to certain employees.

Adjusted OIBDA of $123.2 million increased $15.1 million, or 14.0%, compared to the same prior-year period.

Segment Results

U.S. Media
Reported revenues of $428.0 million increased $51.8 million, or 13.8%, due primarily to an increase in yield compared to the same prior-year period, as we have experienced an increase in demand for our services. Billboard revenues increased 12.4% and Transit and other revenues increased 19.2% for the same reason. Organic revenues increased $47.4 million, or 12.6%.

Operating expenses increased $31.6 million, or 16.9%, due to higher transit franchise and billboard lease costs associated with higher revenues, higher minimum annual guarantee payments to the MTA, and other various costs associated with greater business activity. SG&A expenses increased $8.4 million, or 11.5%, due primarily to higher compensation-related costs, including commissions, salaries and bonuses, increased business travel resulting in higher travel and entertainment costs, as well as a higher provision for doubtful accounts.

Adjusted OIBDA of $128.2 million increased $11.8 million, or 10.1%, compared to the same prior-year period.

Other
Reported revenues of $25.7 million increased $2.7 million, or 11.7%, due primarily to an increase in yield compared to the same prior-year period, as we have experienced an increase in demand for our services. Organic revenues increased $3.7 million, or 16.8%.
Operating expenses increased $1.2 million, or 9.3%, due primarily to costs associated with higher billboard and transit revenues. SG&A expenses increased $0.5 million, or 9.4%, driven primarily by higher compensation-related costs, including commissions in Canada.

Adjusted OIBDA of $5.8 million increased $1.0 million, or 20.8%, compared to the same prior-year period.

Corporate
Corporate costs, excluding stock-based compensation, decreased $2.3 million, or 17.6%, to $10.8 million, due primarily to the impact of market fluctuations on an equity-linked retirement plan offered by the company to certain employees.

Interest Expense
Net interest expense was $33.6 million, including amortization of deferred financing costs of $1.6 million, as compared to $31.8 million in the same prior-year period, including amortization of deferred financing costs of $1.7 million. The increase was primarily due to higher interest rates, partially offset by the impact of interest rate swaps in 2021. The weighted average cost of debt at September 30, 2022 was 4.9% and at September 30, 2021 was 4.3%.

Income Taxes
The benefit for income taxes was $0.3 million compared to a provision of $1.1 million in the same prior-year period. Cash paid for income taxes in the nine months ended September 30, 2022 was $3.1 million.

Net Income Attributable to OUTFRONT Media Inc.
Net income attributable to OUTFRONT Media Inc. increased $7.7 million, or 23.3%, compared to same prior-year period. Diluted weighted average shares outstanding were 164.6 million compared to 146.4 million for the same prior-year period. Net income attributable to OUTFRONT Media Inc. per common share for diluted earnings per weighted average share was $0.23 compared to $0.18 in the same prior-year period.

FFO & AFFO
FFO attributable to OUTFRONT Media Inc. increased $13.4 million, or 18.0%, compared to the same prior-year period, due primarily to higher operating income and higher amortization of real estate-related intangible assets, partially offset by higher interest expense. AFFO attributable to OUTFRONT Media Inc. increased $7.5 million, or 9.5%, compared to the same prior-year period, due primarily to higher operating income.

Cash Flow & Capital Expenditures
Net cash flow provided by operating activities increased $129.7 million for the nine months ended September 30, 2022, compared to the same prior-year period. Total capital expenditures increased $25.4 million, or 61.7%, to $66.6 million for the nine months ended September 30, 2022, compared to the same prior-year period.

Dividends
In the nine months ended September 30, 2022, we paid cash dividends of $154.3 million, including $147.6 million on our common stock and vested restricted share units granted to employees, $6.6 million on our Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”) and $0.1 million on our Class A equity interests of a subsidiary that controls our Canadian business. We announced on November 3, 2022, that our board of directors has approved a quarterly cash dividend on our common stock of $0.30 per share payable on December 30, 2022, to stockholders of record at the close of business on December 2, 2022.

Balance Sheet and Liquidity
As of September 30, 2022, our liquidity position included unrestricted cash of $81.5 million and $493.6 million of availability under our $500.0 million revolving credit facility, net of $6.4 million of issued letters of credit against the letter of credit facility sublimit under the revolving credit facility. During the three months ended September 30, 2022, no shares of our common stock were sold under our at-the-market equity offering program, of which $232.5 million remains available. As of September 30, 2022, the maximum number of shares of our common stock that could be required to be issued on conversion of the outstanding shares of the Series A Preferred Stock was approximately 7.8 million shares. Total indebtedness as of September 30, 2022 was $2.7 billion, excluding $23.9 million of debt issuance costs, and includes a $600.0 million term loan and $2.1 billion of senior unsecured notes.

COVID-19 Impact
Though we remain able to continue to sell and service our displays with no significant disruption, governmental restrictions have eased in most of our markets and most of our markets have commenced their economic recoveries, our transit businesses are still experiencing the significant impact of the ongoing novel coronavirus (“COVID-19”) pandemic. There still remains uncertainty around the severity and duration of the COVID-19 pandemic and the measures that may be taken in response to the COVID-19 pandemic. If the measures that were taken in response to the COVID-19 pandemic in 2020 and 2021 are reimplemented in a manner that reduces foot traffic, roadway traffic, commuting, transit ridership and overall target advertising audiences in the markets in which we do business, there could be a significant impact on our business. We continue to monitor the evolving situation and guidance from federal, state and local public health authorities and may take actions based on their recommendations. When the COVID-19 pandemic subsides, there can be no assurances as to the time it may take to generate total revenues, particularly in our U.S. Media segment and with respect to our transit and other business, at pre-COVID-19 pandemic levels. Accordingly, the Company cannot reasonably estimate the full impact of the COVID-19 pandemic on our business, financial condition and results of operations at this time, which may be material.

As a result of the impact of the COVID-19 pandemic on our business and results of operations, we expect our key performance indicators and total revenues to incrementally improve in 2022 as compared to 2021, but some key performance indicators will continue to be materially lower in 2022 than pre-COVID-19 pandemic levels. We expect total revenues in 2022 to be comparable to pre-COVID-19 pandemic levels based on our current expectation of strong performance in total billboard revenues in our U.S. Media segment. We expect total transit and other revenues in our U.S. Media segment to incrementally improve in 2022, but still remain materially below pre-COVID-19 pandemic levels until 2023. We also expect Adjusted OIBDA to incrementally improve in 2022, driven by improvements in our transit and other business, and be comparable to pre-COVID-19 pandemic levels. We expect total expenses to increase in 2022 as compared to 2021, and be comparable to pre-COVID-19 pandemic levels. In particular, we expect billboard property lease expenses, such as rental expenses, and posting, maintenance and other expenses, as a percentage of revenues, to be slightly lower than pre-COVID-19 pandemic levels. We expect transit franchise expenses, such as transit franchise payments, as a percentage of revenues, to decrease in 2022 as compared to 2021, but be higher in 2022 than pre-COVID-19 pandemic levels, primarily due to the guaranteed minimum annual payment amounts owed to the MTA and other transit franchise partners as total transit and other revenues incrementally improve in the future. Results for the three and nine months ended September 30, 2022, are not indicative of the results that may be expected for the fiscal year ending December 31, 2022.

Conference Call
We will host a conference call to discuss the results on November 3, 2022 at 4:30 p.m. Eastern Time. The conference call numbers are 866-580-3963 (U.S. callers) and 786-697-3501 (International callers) and the passcode for both is 3145312. Live and replay versions of the conference call will be webcast in the Investor Relations section of our website, www.OUTFRONTmedia.com.

Supplemental Materials
In addition to this press release, we have provided a supplemental investor presentation which can be viewed on our website, www.OUTFRONTmedia.com.

About OUTFRONT Media Inc.
OUTFRONT leverages the power of technology, location and creativity to connect brands with consumers outside of their homes through one of the largest and most diverse sets of billboard, transit, and mobile assets in North America. Through its technology platform, OUTFRONT will fundamentally change the ways advertisers engage audiences on-the-go.

Contacts:

Investors	Media
Stephan Bisson	Courtney Richards
Investor Relations	PR & Events Specialist
(212) 297-6573	(646) 876-9404
stephan.bisson@outfront.com	courtney.richards@outfront.com

Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) provided throughout this document, this document and the accompanying tables include non-GAAP financial measures as described below. We calculate organic revenues as reported revenues excluding revenues associated with a significant acquisition and the impact of foreign currency exchange rates (“non-organic revenues”). We provide organic revenues to understand the underlying growth rate of revenue excluding the impact of non-organic revenue items. Our management believes organic revenues are useful to users of our financial data because it enables them to better understand the level of growth of our business period to period. We calculate and define "Adjusted OIBDA" as operating income (loss) before depreciation, amortization, net (gain) loss on dispositions, stock-based compensation and restructuring charges. We calculate Adjusted OIBDA margin by dividing Adjusted OIBDA by total revenues. Adjusted OIBDA and Adjusted OIBDA margin are among the primary measures we use for managing our business, evaluating our operating performance and planning and forecasting future periods, as each is an important indicator of our operational strength and business performance. Our management believes users of our financial data are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentations of Adjusted OIBDA and Adjusted OIBDA margin, as supplemental measures, are useful in evaluating our business because eliminating certain non-comparable items highlight operational trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that these supplemental measures provide users of our financial data with an important perspective on our operating performance and also make it easier for users of our financial data to compare our results with other companies that have different financing and capital structures or tax rates. When used herein, references to “FFO” and “AFFO” mean “FFO attributable to OUTFRONT Media Inc.” and “AFFO attributable to OUTFRONT Media Inc.,” respectively. We calculate FFO in accordance with the definition established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO reflects net income (loss) attributable to OUTFRONT Media Inc. adjusted to exclude gains and losses from the sale of real estate assets, depreciation and amortization of real estate assets, amortization of direct lease acquisition costs and the same adjustments for our equity-based investments and non-controlling interests, as well as the related income tax effect of adjustments, as applicable. We calculate AFFO as FFO adjusted to include cash paid for direct lease acquisition costs as such costs are generally amortized over a period ranging from four weeks to one year and therefore are incurred on a regular basis. AFFO also includes cash paid for maintenance capital expenditures since these are routine uses of cash that are necessary for our operations. In addition, AFFO excludes restructuring charges and losses on extinguishment of debt, as well as certain non-cash items, including non-real estate depreciation and amortization, a gain on disposition of non-real estate assets, stock-based compensation expense, accretion expense, the non-cash effect of straight-line rent, amortization of deferred financing costs and the same adjustments for our non-controlling interests, along with the non-cash portion of income taxes, and the related income tax effect of adjustments, as applicable. We use FFO and AFFO measures for managing our business and for planning and forecasting future periods, and each is an important indicator of our operational strength and business performance, especially compared to other real estate investment trusts ("REITs"). Our management believes users of our financial data are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentations of FFO and AFFO, as supplemental measures, are useful in evaluating our business because adjusting results to reflect items that have more bearing on the operating performance of REITs highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that these supplemental measures provide users of our financial data with an important perspective on our operating performance and also make it easier to compare our results to other companies in our industry, as well as to REITs. Since organic revenues, Adjusted OIBDA, Adjusted OIBDA margin, FFO and AFFO are not measures calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, revenues, operating income (loss) and net income (loss) attributable to OUTFRONT Media Inc., the most directly comparable GAAP financial measures, as indicators of operating performance. These measures, as we calculate them, may not be comparable to similarly titled measures employed by other companies. In addition, these measures do not necessarily represent funds available for discretionary use and are not necessarily a measure of our ability to fund our cash needs.

Please see Exhibits 4-6 of this release for a reconciliation of the above non-GAAP financial measures to the most directly comparable GAAP financial measures.

Cautionary Statement Regarding Forward-Looking Statements
We have made statements in this document that are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “would,” “may,” “might,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “projects,” “predicts,” “estimates,” “forecast” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions related to our capital resources, portfolio performance and results of operations, including but not limited to the impact of the COVID-19 pandemic on our capital resources, portfolio performance and results of operations. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and may not be able to be realized. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: declines in advertising and general economic conditions, including declines caused by the COVID-19 pandemic and the current heightened levels of inflation; the severity and duration of the COVID-19 pandemic and any other pandemics, and the impact on our business, financial condition and results of operations; competition; government regulation; our ability to implement our digital display platform and deploy digital advertising displays to our transit franchise partners, including interruptions and reductions in demand caused by the impact of the COVID-19 pandemic; losses and costs resulting from recalls and product liability, warranty and intellectual property claims; our ability to obtain and renew key municipal contracts on favorable terms; taxes, fees and registration requirements; decreased government compensation for the removal of lawful billboards; content-based restrictions on outdoor advertising; seasonal variations; acquisitions and other strategic transactions that we may pursue could have a negative effect on our results of operations; dependence on our management team and other key employees; diverse risks in our Canadian business; experiencing a cybersecurity incident; changes in regulations and consumer concerns regarding privacy, information security and data, or any failure or perceived failure to comply with these regulations or our internal policies; asset impairment charges for our long-lived assets and goodwill; environmental, health and safety laws and regulations; our substantial indebtedness; restrictions in the agreements governing our indebtedness; incurrence of additional debt; interest rate risk exposure from our variable-rate indebtedness; our ability to generate cash to service our indebtedness; cash available for distributions; hedging transactions; the ability of our board of directors to cause us to issue additional shares of stock without common stockholder approval; certain provisions of Maryland law may limit the ability of a third party to acquire control of us; our rights and the rights of our stockholders to take action against our directors and officers are limited; our failure to remain qualified to be taxed as a REIT; REIT distribution requirements; availability of external sources of capital; we may face other tax liabilities even if we remain qualified to be taxed as a REIT; complying with REIT requirements may cause us to liquidate investments or forgo otherwise attractive opportunities; our ability to contribute certain contracts to a taxable REIT subsidiary (“TRS”); our planned use of TRSs may cause us to fail to remain qualified to be taxed as a REIT; REIT ownership limits; complying with REIT requirements may limit our ability to hedge effectively; failure to meet the REIT income tests as a result of receiving non-qualifying income; the Internal Revenue Service may deem the gains from sales of our outdoor advertising assets to be subject to a 100% prohibited transaction tax; establishing operating partnerships as part of our REIT structure; and other factors described in our filings with the Securities and Exchange Commission (the "SEC"), including but not limited to the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 24, 2022. All forward-looking statements in this document apply as of the date of this document or as of the date they were made and, except as required by applicable law, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

EXHIBITS

Exhibit 1: CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) See Notes on Page 15

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share amounts)	2022	2021	2022	2021
Revenues:
Billboard	$355.0	$317.4	$1,007.2	$828.3
Transit and other	98.7	81.8	270.2	171.1
Total revenues	453.7	399.2	1,277.4	999.4
Expenses:
Operating	232.6	199.8	671.9	567.0
Selling, general and administrative	106.5	98.5	311.8	263.9
Net (gain) loss on dispositions	0.2	(0.4)	0.1	(3.6)
Depreciation	19.9	19.6	58.6	59.6
Amortization	20.2	16.7	52.3	49.4
Total expenses	379.4	334.2	1,094.7	936.3
Operating income	74.3	65.0	182.7	63.1
Interest expense, net	(33.6)	(31.8)	(95.9)	(98.5)
Loss on extinguishment of debt	—	—	—	(6.3)
Other expense, net	(0.3)	—	(0.3)	—
Income (loss) before benefit (provision) for income taxes and equity in earnings of investee companies	40.4	33.2	86.5	(41.7)
Benefit (provision) for income taxes	0.3	(1.1)	1.2	6.0
Equity in earnings of investee companies, net of tax	0.4	1.1	1.9	0.6
Net income (loss) before allocation to non-controlling interests	41.1	33.2	89.6	(35.1)
Net income attributable to non-controlling interests	0.3	0.1	0.9	0.4
Net income (loss) attributable to OUTFRONT Media Inc.	$40.8	$33.1	$88.7	$(35.5)

Net income (loss) per common share:
Basic	$0.24	$0.18	$0.49	$(0.39)
Diluted	$0.23	$0.18	$0.49	$(0.39)

Weighted average shares outstanding:
Basic	164.0	145.6	160.0	145.3
Diluted	164.6	146.4	160.7	145.3

Exhibit 2: CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited) See Notes on Page 15

	As of
(in millions)	September 30, 2022	December 31, 2021
Assets:
Current assets:
Cash and cash equivalents	$81.5	$424.8
Receivables, less allowance ($20.3 in 2022 and $18.5 in 2021)	303.0	310.5
Prepaid lease and franchise costs	7.0	12.5
Prepaid MTA equipment deployment costs	2.3	—
Other prepaid expenses	22.3	17.8
Other current assets	7.9	11.7
Total current assets	424.0	777.3
Property and equipment, net	683.4	647.9
Goodwill	2,076.2	2,077.8
Intangible assets	812.3	614.9
Operating lease assets	1,525.3	1,485.5
Prepaid MTA equipment deployment costs	338.6	279.8
Other assets	46.0	41.5
Total assets	$5,905.8	$5,924.7

Liabilities:
Current liabilities:
Accounts payable	$52.8	$64.9
Accrued compensation	70.9	74.5
Accrued interest	17.9	30.7
Accrued lease and franchise costs	65.1	60.1
Other accrued expenses	47.8	40.3
Deferred revenues	43.3	30.9
Short-term operating lease liabilities	196.7	187.5
Other current liabilities	21.6	18.8
Total current liabilities	516.1	507.7
Long-term debt, net	2,624.6	2,620.6
Deferred income tax liabilities, net	15.2	17.2
Asset retirement obligation	37.2	36.4
Operating lease liabilities	1,342.3	1,308.4
Other liabilities	40.4	43.9
Total liabilities	4,575.8	4,534.2

Commitments and contingencies

Preferred stock (2022 - 50.0 shares authorized, and 0.1 shares of Series A Preferred Stock issued and outstanding; 2021 - 50.0 shares authorized, and 0.4 shares issued and outstanding)	119.8	383.4
Stockholders’ equity:
Common stock (2022 - 450.0 shares authorized, and 164.0 shares issued and outstanding; 2021 - 450.0 shares authorized, and 145.6 issued and outstanding)	1.6	1.5
Additional paid-in capital	2,408.4	2,119.0
Distribution in excess of earnings	(1,191.1)	(1,122.0)
Accumulated other comprehensive loss	(12.9)	(4.4)
Total stockholders’ equity	1,206.0	994.1
Non-controlling interests	4.2	13.0
Total equity	1,330.0	1,390.5
Total liabilities and equity	$5,905.8	$5,924.7

Exhibit 3: CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) See Notes on Page 15

	Nine Months Ended
	September 30,
(in millions)	2022	2021
Operating activities:
Net income (loss) attributable to OUTFRONT Media Inc.	$88.7	$(35.5)
Adjustments to reconcile net income (loss) to net cash flow provided by operating activities:
Net income attributable to non-controlling interests	0.9	0.4
Depreciation and amortization	110.9	109.0
Deferred tax benefit	(4.2)	(6.6)
Stock-based compensation	25.0	20.7
Provision (recovery) for doubtful accounts	2.7	(5.3)
Accretion expense	2.1	2.0
Net (gain) loss on dispositions	0.1	(3.6)
Loss on extinguishment of debt	—	6.3
Equity in earnings of investee companies, net of tax	(1.9)	(0.6)
Distributions from investee companies	0.5	0.5
Amortization of deferred financing costs and debt discount and premium	4.9	5.5
Change in assets and liabilities, net of investing and financing activities:
(Increase) decrease in receivables	3.3	(28.5)
Increase in prepaid MTA equipment deployment costs	(61.1)	(40.9)
Decrease in prepaid expenses and other current assets	1.8	9.6
Increase (decrease) in accounts payable and accrued expenses	(16.2)	0.8
Increase in operating lease assets and liabilities	5.7	5.0
Increase in deferred revenues	12.5	5.5
Decrease in income taxes	(0.2)	(0.9)
Other, net	(0.7)	1.7
Net cash flow provided by operating activities	174.8	45.1

Investing activities:
Capital expenditures	(66.6)	(41.2)
Acquisitions	(278.9)	(55.0)
MTA franchise rights	(6.8)	(12.1)
Net proceeds from dispositions	1.3	1.8
Investment in investee companies	(0.3)	—
Net cash flow used for investing activities	(351.3)	(106.5)

Financing activities:
Proceeds from long-term debt borrowings	—	500.0
Repayments of long-term debt borrowings	—	(500.0)
Repayments of borrowings under short-term debt facilities	—	(80.0)
Payments of deferred financing costs	(0.4)	(7.3)
Payment of debt extinguishment charges	—	(4.7)
Taxes withheld for stock-based compensation	(10.9)	(8.9)
Dividends	(154.3)	(35.9)
Other	—	(3.7)
Net cash flow used for financing activities	(165.6)	(140.5)

Exhibit 3: CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Unaudited) See Notes on Page 15

	Nine Months Ended
	September 30,
(in millions)	2022	2021
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(1.2)	0.2
Net decrease in cash, cash equivalents and restricted cash	(343.3)	(201.7)
Cash, cash equivalents and restricted cash at beginning of period	424.8	712.0
Cash and cash equivalents at end of period	$81.5	$510.3

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$3.1	$1.5
Cash paid for interest	104.9	100.6

Non-cash investing and financing activities:
Accrued purchases of property and equipment	4.4	5.7
Accrued MTA franchise rights	3.1	5.8
Taxes withheld for stock-based compensation	—	0.2

Exhibit 4: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(Unaudited) See Notes on Page 15

	Three Months Ended September 30, 2022
(in millions, except percentages)	U.S. Media	Other	Corporate	Consolidated
Revenues:
Billboard	$335.3	$19.7	$—	$355.0
Transit and other	92.7	6.0	—	98.7
Total revenues	$428.0	$25.7	$—	$453.7
Organic revenues(a):
Billboard	$330.9	$19.7	$—	$350.6
Transit and other	92.7	6.0	—	98.7
Total organic revenues(a)	$423.6	$25.7	$—	$449.3
Non-organic revenues(b):
Billboard	$4.4	$—	$—	$4.4
Transit and other	—	—	—	—
Total non-organic revenues(b)	$4.4	$—	$—	$4.4

Operating income (loss)	$91.3	$2.4	$(19.4)	$74.3
Net loss on dispositions	0.2	—	—	0.2
Depreciation and amortization	36.7	3.4	—	40.1
Stock-based compensation	—	—	8.6	8.6
Adjusted OIBDA	$128.2	$5.8	$(10.8)	$123.2

Adjusted OIBDA margin	30.0%	22.6%	*	27.2%

Capital expenditures	$23.8	$1.0	$—	$24.8

	Three Months Ended September 30, 2021
(in millions, except percentages)	U.S. Media	Other	Corporate	Consolidated
Revenues:
Billboard	$298.4	$19.0	$—	$317.4
Transit and other	77.8	4.0	—	81.8
Total revenues	$376.2	$23.0	$—	$399.2
Organic revenues(a):
Billboard	$298.4	$18.2	$—	$316.6
Transit and other	77.8	3.8	—	81.6
Total organic revenues(a)	$376.2	$22.0	$—	$398.2
Non-organic revenues(b):
Billboard	$—	$0.8	$—	$0.8
Transit and other	—	0.2	—	0.2
Total non-organic revenues(b)	$—	$1.0	$—	$1.0

Operating income (loss)	$83.5	$1.8	$(20.3)	$65.0
Net gain on dispositions	(0.4)	—	—	(0.4)
Depreciation and amortization	33.3	3.0	—	36.3
Stock-based compensation	—	—	7.2	7.2
Adjusted OIBDA	$116.4	$4.8	$(13.1)	$108.1

Adjusted OIBDA margin	30.9%	20.9%	*	27.1%

Capital expenditures	$14.6	$1.1	$—	$15.7

	NIne Months Ended September 30, 2022
(in millions, except percentages)	U.S. Media	Other	Corporate	Consolidated
Revenues:
Billboard	$950.8	$56.4	$—	$1,007.2
Transit and other	253.9	16.3	—	270.2
Total revenues	$1,204.7	$72.7	$—	$1,277.4
Organic revenues(a):
Billboard	$944.0	$56.4	$—	$1,000.4
Transit and other	253.9	16.3	—	270.2
Total organic revenues(a)	$1,197.9	$72.7	$—	$1,270.6
Non-organic revenues(b):
Billboard	$6.8	$—	$—	$6.8
Transit and other	—	—	—	—
Total non-organic revenues(b)	$6.8	$—	$—	$6.8

Operating income (loss)	$235.9	$4.8	$(58.0)	$182.7
Net loss on dispositions	0.1	—	—	0.1
Depreciation and amortization	101.5	9.4	—	110.9
Stock-based compensation	—	—	25.0	25.0
Adjusted OIBDA	$337.5	$14.2	$(33.0)	$318.7

Adjusted OIBDA margin	28.0%	19.5%	*	24.9%

Capital expenditures	$64.1	$2.5	$—	$66.6

	Nine Months Ended September 30, 2021
(in millions, except percentages)	U.S. Media	Other	Corporate	Consolidated
Revenues:
Billboard	$782.7	$45.6	$—	$828.3
Transit and other	160.7	10.4	—	171.1
Total revenues	$943.4	$56.0	$—	$999.4
Organic revenues(a)
Billboard	$782.7	$44.3	$—	$827.0
Transit and other	160.7	10.1	—	170.8
Total organic revenues(a)	$943.4	$54.4	$—	$997.8
Non-organic revenues(b):
Billboard	$—	$1.3	$—	$1.3
Transit and other	—	0.3	—	0.3
Total non-organic revenues(b)	$—	$1.6	$—	$1.6

Operating income (loss)	$122.2	$(1.6)	$(57.5)	$63.1
Net gain on dispositions	(0.6)	(3.0)	—	(3.6)
Depreciation and amortization	100.0	9.0	—	109.0
Stock-based compensation	—	—	20.7	20.7
Adjusted OIBDA	$221.6	$4.4	$(36.8)	$189.2

Adjusted OIBDA margin	23.5%	7.9%	*	18.9%

Capital expenditures	$39.3	$1.9	$—	$41.2

Exhibit 5: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited) See Notes on Page 15

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2022	2021	2022	2021
Net income (loss) attributable to OUTFRONT Media Inc.	$40.8	$33.1	$88.7	$(35.5)
Depreciation of billboard advertising structures	14.4	13.8	42.0	42.0
Amortization of real estate-related intangible assets	17.3	12.8	45.2	37.8
Amortization of direct lease acquisition costs	15.4	15.3	46.4	40.4
Net (gain) loss on disposition of real estate assets	0.2	(0.4)	0.1	(0.6)
Adjustment related to non-controlling interests	(0.1)	—	(0.2)	(0.2)
FFO attributable to OUTFRONT Media Inc.	$88.0	$74.6	$222.2	$83.9
Non-cash portion of income taxes	(0.5)	1.0	(4.3)	(8.3)
Cash paid for direct lease acquisition costs	(13.7)	(12.5)	(42.7)	(35.4)
Maintenance capital expenditures	(7.6)	(4.9)	(19.0)	(13.3)
Other depreciation	5.5	5.8	16.6	17.6
Other amortization	2.9	3.9	7.1	11.6
Gain on disposition of non-real estate assets(c)	—	—	—	(3.0)
Stock-based compensation	8.6	7.2	25.0	20.7
Non-cash effect of straight-line rent	1.0	1.5	3.3	5.7
Accretion expense	0.7	0.7	2.1	2.0
Amortization of deferred financing costs	1.6	1.7	4.9	5.5
Loss on extinguishment of debt	—	—	—	6.3
Income tax effect of adjustments(d)	—	—	—	0.8
AFFO attributable to OUTFRONT Media Inc.	$86.5	$79.0	$215.2	$94.1

Exhibit 6: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited) See Notes on Page 15

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2022	2021	2022	2021
Adjusted OIBDA	$123.2	$108.1	$318.7	$189.2
Interest expense, net, less amortization of deferred financing costs	(32.0)	(30.1)	(91.0)	(93.0)
Cash paid for income taxes	(0.2)	(0.1)	(3.1)	(1.5)
Direct lease acquisition costs	1.7	2.8	3.7	5.0
Maintenance capital expenditures	(7.6)	(4.9)	(19.0)	(13.3)
Equity in earnings of investee companies, net of tax	0.4	1.1	1.9	0.6
Non-cash effect of straight-line rent	1.0	1.5	3.3	5.7
Accretion expense	0.7	0.7	2.1	2.0
Other expense, net	(0.3)	—	(0.3)	—
Adjustment related to non-controlling interests	(0.4)	(0.1)	(1.1)	(0.6)
AFFO attributable to OUTFRONT Media Inc.	$86.5	$79.0	$215.2	$94.1

Exhibit 7: OPERATING EXPENSES
(Unaudited) See Notes on Page 15

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
(in millions, except percentages)	2022	2021	Change	2022	2021	Change
Operating expenses:
Billboard property lease	$114.4	$101.8	12.4%	$334.2	$296.6	12.7%
Transit franchise	59.8	49.0	22.0	172.9	131.1	31.9
Posting, maintenance and other	58.4	49.0	19.2	164.8	139.3	18.3
Total operating expenses	$232.6	$199.8	16.4	$671.9	$567.0	18.5

Exhibit 8: EXPENSES BY SEGMENT
(Unaudited) See Notes on Page 15

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
(in millions, except percentages)	2022	2021	Change	2022	2021	Change
U.S. Media:
Operating expenses	$218.5	$186.9	16.9%	$630.1	$529.8	18.9%
SG&A expenses	81.3	72.9	11.5	237.1	192.0	23.5

Other:
Operating expenses	14.1	12.9	9.3	41.8	37.2	12.4
SG&A expenses	5.8	5.3	9.4	16.7	14.4	16.0

NOTES TO EXHIBITS

PRIOR PERIOD PRESENTATION CONFORMS TO CURRENT REPORTING CLASSIFICATIONS.

(a)Organic revenues exclude revenues associated with a significant acquisition and the impact of foreign currency exchange rates (“non-organic revenues”).
(b)In the three and nine months ended September 30, 2022, non-organic revenues reflect the impact of a significant acquisition. In the three and nine months ended September 30, 2021, non-organic revenues reflect the impact of foreign currency exchange rates.
(c)Gain related to the sale of all of our equity interests in certain of our subsidiaries, which held all of the assets of our Sports Marketing operating segment.
(d)Income tax effect related to a gain on disposition of non-real estate assets.

* Calculation not meaningful